UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of earliest event reported: June 22, 2006
PetSmart, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21888	94-3024325
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
19601 North 27th Avenue, Phoenix, Arizona 85027
(Address of Principal Executive Offices) (Zip Code)
(623) 580-6100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3

Item 1.01. Entry into a Material Agreement.
Acceleration of Vesting of Stock Awards held by Walter J. Salmon
In accordance with PetSmart, Inc.’s Corporate Governance Guidelines, Board of Director Retirement Age Policy, Walter J. Salmon retired from the Board of Directors as of our 2006 Annual Meeting of Stockholders held on June 22, 2006. Mr. Salmon had served as a member of our Board of Directors since June 1997. On June 22, 2006, in recognition of Mr. Salmon’s invaluable contributions to PetSmart, the Board of Directors accelerated the vesting of all unvested stock options and waived our right to reacquire all unvested shares subject to restricted stock awards held by Mr. Salmon. As a result, the Board of Directors accelerated the vesting of 500 shares subject to outstanding stock options, and waived our right to reacquire 7,042 unvested shares subject to outstanding restricted stock awards.
Stockholder Approval of 2006 Equity Incentive Plan
At PetSmart’s 2006 Annual Meeting of Stockholders held on June 22, 2006, our stockholders approved the PetSmart, Inc. 2006 Equity Incentive Plan, or 2006 Plan.
Description of the 2006 Plan
Our Board of Directors previously adopted the PetSmart, Inc. 1997 Equity Incentive Plan, or the 1997 Plan, on May 22, 1997. The 1997 Plan was not approved by our stockholders. The Board of Directors previously adopted the PetSmart, Inc. 2003 Equity Incentive Plan, or the 2003 Plan, on March 25, 2003. The 2003 Plan was approved by our stockholders at the 2003 Annual Meeting of the Stockholders. In December 2005, the Board adopted the 2006 Plan, subject to stockholder approval, as a complete amendment and restatement of both the 1997 Plan and the 2003 Plan, in order to create a single, comprehensive equity incentive program to replace both of those predecessor plans. All outstanding stock awards granted under the 1997 Plan and 2003 Plan will continue to remain subject to the terms of those predecessor plans. No further grants may be made pursuant to the 1997 Plan or 2003 Plan. All stock awards granted after the effective date of the 2006 Plan will be subject to the terms of the 2006 Plan.
As of June 22, 2006, the maximum number of shares of Common Stock that may be issued under the 2006 Plan is 20,242,880 shares. Such share reserve consists of (a) an aggregate of 11,133,896 shares subject to outstanding stock awards granted under the 1997 Plan and 2003 Plan, (b) an aggregate of 6,608,984 shares that were available for issuance under the 1997 Plan and 2003 Plan, and (c) an additional 2,500,000 shares approved by our stockholders at the 2006 Annual Meeting of Stockholders.
The 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses, restricted stock, and stock appreciation rights, collectively, the “stock awards,” by the Board of Directors or a committee delegated such authority by the Board of Directors. The terms and conditions of each type of award are set forth in the 2006 Plan.
In the event of certain significant corporate transactions, outstanding stock awards under the 2006 Plan may be assumed, continued, or substituted by any surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then: (a) with respect to any such stock awards that are held by individuals then performing services for PetSmart or our affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. A significant corporate transaction will be deemed to occur in the event of: (a) a dissolution, liquidation, or sale of substantially all of the assets of PetSmart, (b) a merger or consolidation in which PetSmart is not the surviving corporation, or (c) a reverse merger in which PetSmart is the surviving corporation, but shares of Common Stock are converted into other property by virtue of the corporate transaction.
In the event of a specified change in control transaction and a participant’s service with PetSmart or a successor entity is terminated without cause or constructively terminated within 18 months following the occurrence of such transaction, the vesting and exercisability of stock awards held by such participants will be accelerated in full.
The Board of Directors may suspend or terminate the 2006 Plan at any time. Unless sooner terminated, the 2006 Plan shall terminate on December 31, 2011. The Board of Directors may also amend the 2006 Plan at any time subject to applicable laws and regulations, including the rules and regulations of The NASDAQ Stock Market, Inc.
The above description of the 2006 Plan is qualified in its entirety by reference to the full text of the 2006 Plan, form of Nonstatutory Stock Option Agreement, and form of Restricted Stock Agreement, all of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d)

Exhibit No.	Description
10.1	2006 Equity Incentive Plan.

10.2	Form of Nonstatutory Stock Option Agreement for 2006 Equity Incentive Plan.

10.3	Form of Restricted Stock Agreement for 2006 Equity Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PetSmart, Inc.

	By:	/s/ Kevin J. Groman

Dated: June 28, 2006		Kevin J. Groman
Vice President, Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	2006 Equity Incentive Plan.

10.2	Form of Nonstatutory Stock Option Agreement for 2006 Equity Incentive Plan.

10.3	Form of Restricted Stock Agreement for 2006 Equity Incentive Plan.